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FOR IMMEDIATE RELEASE

LIFEPOINT CLOSES ON $13 MILLION EQUITY PRIVATE PLACEMENT

--Secured Debt Eliminated--

ONTARIO, California - September 24, 2003- LifePoint, Inc. (AMEX: LFP), a leader in non-invasive drug diagnostic technologies and solutions, announced today that it has completed the final close of a $13 million equity private placement of Series D Preferred Convertible Stock and warrants. Several large funds, including the lead investor, BayStar Capital, participated in the private placement.

The gross proceeds to LifePoint from the private placement were $8.75 million (including $2.1 million received upon the initial closing in July 2003). In addition, the holders of LifePoint's secured debt agreed to convert their secured debt plus all interest and fees, a total of over $4.2 million, into Series D Preferred Stock and warrants. The second close was dependent upon receiving stockholder approval of the of the private placement under AMEX rules and of an amendment to LifePoint's Restated Certificate of Incorporation increasing its authorized Common Stock and reaching agreement with LifePoint's unsecured creditors of 75% of the outstanding payables to accept modified payment schedules, both of which LifePoint successfully obtained.

The total private placement consisted of the sale of 13,006 units at $1,000 a unit. Each unit consists of one share of Series D Preferred stock, convertible into 3,333 shares of LifePoint Common Stock and one 5-year warrant exercisable into 6,666 shares of LifePoint Common Stock at an exercise price of $0.50 per share. The Series D Preferred Stock pays a 6% dividend, payable in stock or cash at LifePoint's option, subject to certain conditions.

"This successful financing is part of our ongoing efforts to fund the Company's growth," stated Linda H. Masterson, CEO & President of LifePoint. "We believe that obtaining this financing will help us to continue the introduction, manufacturing, marketing and sales of the LifePoint(r) IMPACT(r) Test System."

About LifePoint, Inc

LifePoint, Inc., a leader in non-invasive drug diagnostic technologies and solutions, has developed, manufactures and markets the IMPACT(r) Test System - a rapid diagnostic testing, screening and drug monitoring device 3for use in law enforcement and the workplace, and in the future, ambulances, pharmacies, and home healthcare markets. LifePoint's patented and proprietary technologies for the use of saliva as a non-invasive, blood-comparable test specimen, used in conjunction with the flow immunosensor technology licensed from the United States Navy, have allowed LifePoint to develop a broadly applicable, rapid, on-site diagnostic test system. The first product simultaneously detects drugs of abuse and alcohol. The initial three target markets - law enforcement, industrial workplace and medical emergency room - are estimated to be over $1.6 billion in total opportunity.

This press release contains forward-looking statements regarding future events and the future performance of LifePoint, Inc. that involve risks
3and uncertainties that could cause actual results to differ materially. Although the Company believes that the expectations reflected in any forward-looking statements made herein are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company undertakes no obligation to update any forward-looking statements made to conform to actual results or to changes to expectations. These risks include, but are not limited to the need to hire personnel, dependence on third parties for certain marketing efforts, FDA 510(k) clearance in medical markets, market acceptance and potential need for additional financing. These risks and others are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

LifePoint(r) and IMPACT(r) are trademarks of LifePoint, Inc.

Contacts:
LifePoint, Inc.
Linda H. Masterson, CEO & President
(909) 418-3000  x400
e-mail: LifePoint@LFPT.com
Web site: www.LifePointInc.com

Investors:
Cameron Associates
Lester Rosenkrantz
(212) 245-8800 x212
e-mail:  lester@cameronassoc.com